Exhibit 2.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

AGREEMENT AND PLAN

OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 17, 2009 (“Agreement Date”), by and among APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (“Parent”), ESPRESSO ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), VELOCE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), Jeffrey Harrell, an individual, as representative of the stockholders of the Company pursuant to Section 9.1(a) (the “Stockholders’ Representative”). Certain capitalized terms used herein and not otherwise defined are defined in Exhibit A to this Agreement.

RECITALS

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Parent and the Company are entering into that certain Development Agreement, dated as of even date herewith, in the form attached hereto as Exhibit B (the “Development Agreement”), pursuant to which, among other things, the Company shall […***…], as described therein, for […***…], and (ii) Parent, the Company, the securityholders of the Company and Jeffrey Harrell, an individual, as the purchaser representative, are entering into that certain Securityholder Agreement, dated as of even date herewith, in the form attached hereto as Exhibit C (the “Securityholder Agreement”), pursuant to which, among other things, such securityholders agree to certain voting provisions with respect to their shares of Company Common Stock, and certain restrictions on the transferability thereof, and the Company agrees not to issue additional equity interests in the Company except in accordance with the terms of such agreement;

WHEREAS, as an inducement to Parent and the Company to enter into the Development Agreement and the Securityholder Agreement, and to perform each of their respective obligations to the other party pursuant thereto, Parent, Merger Sub and the Company are entering into this Agreement, whereby Parent may or shall acquire all of the outstanding capital stock and other equity interests of the Company pursuant to a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) upon the terms set forth herein. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been approved by Parent, as the sole stockholder of Merger Sub, and it is intended that the stockholders of the Company approve this Agreement and the Merger pursuant to an Action by Written Consent in the form attached hereto as Exhibit D (the “Stockholder Written Consent”); and

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.

DESCRIPTION OF TRANSACTION

1.1 Mandatory Closing Obligation. In the event the Company achieves the First Product Milestone, then subject to the satisfaction (or waiver) of each of the conditions set forth in Section 5 and

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Section 6 of the Agreement, the parties shall be obligated to consummate the Merger in accordance with the terms and conditions of this Agreement for the consideration set forth in this Section

1.2 Optional Closing Right. Subject to the obligations of the parties under Section 1.1, at any time during the period commencing on […***…] and ending on […***…] (the “Option Expiration Date”), Parent shall have the sole and exclusive right (the “Optional Closing Right”), but not the obligation, to require the Company to effect the Closing (as defined herein) and consummate the Merger in accordance with the terms and conditions of this Agreement (subject to the satisfaction by Parent (or written waiver by the Company) of each of the conditions set forth in Section 6) for the consideration set forth in this Section 1.

1.3 Notice of Exercise of Optional Closing Right. To exercise its Optional Closing Right pursuant to Section 1.2, Parent shall deliver written notice of such election to the Company (the “Notice of Exercise”) prior to the Option Expiration Date. The Notice of Exercise shall specify (i) the aggregate amount of consideration to be paid as determined pursuant to Section 1.8, and (ii) the aggregate amount of consideration to be paid in cash and/or to be paid in Parent Common Stock. The Closing shall occur no later than the date that is fifteen (15) Business Days after the date of delivery to the Company of the Notice of Exercise (the “Optional Closing Date”); provided, however, that: (a) if the Merger cannot be consummated by reason of any applicable judgment, decree, order, Law (including, but not limited to, regulatory approval) or other legal impediment, then, in each case, the Optional Closing Date may be extended by Parent to a date not more than fifteen (15) Business Days after the date on which such final impediment is removed or becomes inapplicable; and (b) if prior notification to or approval of any Governmental Body is required in connection with the Merger, the Company or Parent, as the case may be, shall promptly cause to be filed, and shall expeditiously process, the required notice or application for approval (and the parties shall cooperate with one another in the filing of any such notice or application required to be filed by any party and the obtaining of any such approval required to be obtained by any party), and the Optional Closing Date may be extended by Parent to a date that is not more than twenty (20) Business Days after the later of (Y) the date on which any required notification or waiting period has expired or been validly terminated, or (Z) the date on which any required approval has been obtained.

1.4 Merger of Merger Sub into the Company. Subject to the achievement of the First Product Milestone or the exercise of the Optional Closing Right, and upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of Delaware.

1.5 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.6 Closing; Effective Time. Unless otherwise mutually agreed in writing between Parent and the Stockholders’ Representative, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 1117 S. California Avenue, Palo Alto, CA 94304-1106, at 10:00 a.m. Pacific Time on a date and time to be determined pursuant to (a) Section 1.1 or (b) Section 1.2 and Section 1.3 of this Agreement and after the date on which the last of the conditions set forth in Section 5 and Section 6, as applicable, has been satisfied or waived in writing and in accordance with this Agreement (except for conditions which in

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accordance with their terms must be satisfied at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, (i) a certificate of merger conforming to the requirements of the DGCL and in the form of Exhibit 1.6 (the “Certificate of Merger”) shall be duly executed by the Company and shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

1.7 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law;

(b) the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law; and

(c) the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be appointed as and shall be the directors and officers of the Surviving Corporation as of immediately after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law.

1.8 Consideration.

(a) Aggregate Merger Consideration. In the event the Closing is effected, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any securityholder of the Company:

(i) each share of Company Common Stock (other than Dissenting Shares (as defined herein)) outstanding as of immediately prior to the Effective Time shall be converted into the right to receive:

(1) at the Closing, an amount, payable (without interest) in such form as provided in Section 1.8(c), equal to the Per Share Initial Consideration;

(2) provided that the Final Merger Consideration is greater than the Preliminary Merger Consideration, at the time of the determination of the Final Merger Consideration, an amount, payable (without interest) in such form as provided in Section 1.8(c), equal to the Per Share Adjustment Consideration;

(3) upon the satisfaction of the First Target Reserve Consideration Conditions, an amount, payable (without interest) in such form as provided in Section 1.8(c), equal to (i) the Per Share First Target Reserve Consideration, plus (ii) the Per Share First Target Additional Reserve Consideration, minus (iii) in the event the Final Merger Consideration is less than the Preliminary Merger Consideration, the Per Share Adjustment Consideration;

(4) upon the satisfaction of the Second Target Reserve Consideration Conditions, an amount, payable (without interest) in such form as provided in Section 1.8(c), equal to (i) the Per Share Second Target Reserve Consideration, plus (ii) Per Share Second Target Additional Reserve Consideration, plus (iii) the Per Share Contingent Consideration, minus (iv) in the event the Final Merger Consideration is less than the Preliminary Merger Consideration, the Per Share Adjustment Consideration (excluding the amount of any such Per Share Adjustment Consideration previously deducted pursuant to Section 1.8(a)(i)(3)); and

(5) upon release pursuant to the terms of the Escrow Agreement (as defined herein), an amount, payable (without interest) in such form as provided in Section 1.8(c), equal to the Per Share Initial Escrow Amount and the Per Share Adjustment Escrow Amount, provided that such amounts shall be subject to reduction, if any, to satisfy the indemnification obligations set forth in the Escrow Agreement and Section 8 of this Agreement.

(ii) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) For purposes of this Agreement:

(i) The “Adjusted Per Share Consideration” shall mean the quotient obtained by dividing (A) the Adjustment Amount, by (B) the Fully Diluted Company Share Amount.

(ii) The “Adjusted Total Merger Consideration” shall mean (i) if the Merger is being effected pursuant to Section 1.1, an amount equal to (A) the Preliminary Merger Consideration, minus (B) the Excess Operations Payment, minus (C) the aggregate amount of all Transaction Expenses incurred by the Company but not paid as of the Closing Date that are not included in calculating Excess Liabilities, minus (D) the Excess Liabilities, plus (E) $60,000, and (ii) if the Merger is being effected pursuant to Section 1.2, an amount equal to (V) the Total Merger Consideration, minus (W) the Excess Operations Payment, minus (X) the aggregate amount of all Transaction Expenses incurred by the Company but not paid as of the Closing Date that are not included in calculating Excess Liabilities, minus (Y) the Excess Liabilities, plus (Z) $60,000.

(iii) The “Adjustment Amount” shall mean the absolute value of the Final Merger Consideration less the Preliminary Merger Consideration.

(iv) The “Adjustment Escrow Amount” shall mean the amount obtained by multiplying (A) the Adjustment Amount, where the Final Merger Consideration exceeds the Preliminary Merger Consideration, by (B) (i) 0.10, in the event the Company has not disclosed a breach of any representation, warranty or covenant of the Company contained herein as of the Closing, and (ii) up to 0.77, in the event the Company has disclosed a breach of any representation, warranty or covenant of the Company contained herein as of the Closing and the Initial Escrow Amount was insufficient to satisfy the amount that Parent believed was reasonable to fully cover Parent’s Losses in connection therewith (the “Additional Escrow Shortfall”), which amount shall be comprised of (Y) an amount up to 0.67 that Parent believes is necessary to cover the Additional Escrow Shortfall, which shall be held in escrow for purposes of satisfying the indemnification obligations with respect to such disclosed breach or breaches, and (Z) 0.10 of such amount shall be held in escrow for purposes of satisfying the indemnification obligations with respect to such other matters

(v) The “Applicable Parent Share Price” shall mean, as of any date a payment is or becomes payable under Section 1.8(a) and for purposes of Section 8.3, the closing price of Parent Common Stock as quoted on The Nasdaq Global Select Market (or such other Nasdaq Stock Market, LLC securities exchange on which Parent Common Stock is then listed) for the ten (10) trading days immediately preceding the date such payment is or becomes payable, as applicable.

(vi) The “Closing Per Share Consideration” shall mean the quotient obtained by dividing (A) the Adjusted Total Merger Consideration, by (B) the Fully Diluted Company Share Amount.

(vii) The “Excess Liabilities” shall mean (i) $0.00, in the event the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing is equal to or greater than the absolute value of the aggregate amount of any Designated Liabilities as of immediately prior to the Closing, and (ii) in the event the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing is less than the absolute value of the aggregate amount of any Designated Liabilities as of immediately prior to the Closing, the absolute value of the aggregate amount of such Designated Liabilities as of immediately prior to the Closing minus the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing.

(viii) The “Excess Operations Payment” shall mean an amount equal to (A) the aggregate of all amounts paid by Parent to Company (and accepted by the Company) pursuant to the last sentence of Section 3.3 of the Development Agreement which have not, as of the Effective Time, been repaid by the Company to Parent in cash, plus (B) the aggregate of all amounts paid by Parent to Company in all calendar quarters after the twelfth (12th) calendar quarter in the Quarterly Payment Period (as defined in the Development Agreement) during which Parent is or may be required to make a payment to the Company pursuant to the Development Agreement.

(ix) The “Final Merger Consideration” shall mean the consideration determined using actual […***…] data and the First Product Consideration Date.

(x) The “First Target Reserve Consideration Conditions” shall mean the occurrence of (a) the First Module

[…***…] and (b) either (i) Parent terminates the Company’s development of the Test Module Deliverables on or prior to the date that is one hundred eighty (180) days after the First Module […***…] (the “Test Module Deadline”), or (ii) the Company delivers to Parent the Test Module Deliverables on or before the Test Module Deadline.

(xi) The “Fully Diluted Company Share Amount” shall mean the sum of (A) the Outstanding Company Share Amount, (B) the number of shares of Company Common Stock issuable pursuant to all unvested company stock options outstanding immediately prior to the Effective Time, (C) the number of shares of Company Common Stock issuable pursuant to all Company Warrants outstanding immediately prior to the Effective Time, and (D) the number of shares of Company Common Stock issuable upon the exercise or conversion of any convertible securities or any other rights (other than unvested company stock options and Company Warrants) to acquire shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

(xii) The “Initial Escrow Amount” shall mean the amount obtained by multiplying (A) the Adjusted Total Merger Consideration, by (B) (i) 0.10, in the event the Company has not disclosed a breach of any representation, warranty or covenant of the Company contained herein as of the Closing, and (ii) up to 0.77, in the event the Company has disclosed a breach of any representation,

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warranty or covenant of the Company contained herein as of the Closing, which amount shall be comprised of (Y) an amount up to 0.67 that Parent believes is reasonable to fully cover Parent’s Losses in connection therewith which shall be held in escrow for purposes of satisfying the indemnification obligations with respect to such disclosed breach or breaches, and (Z) 0.10 of such amount shall be held in escrow for purposes of satisfying the indemnification obligations with respect to such other matters.

(xiii) The “Outstanding Company Share Amount” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(xiv) The “Per Share Adjustment Consideration” shall mean the amount equal to (A) (I) the Adjusted Per Share Consideration, multiplied by (II) 0.6, less (B) the Per Share Adjustment Escrow Amount.

(xv) The “Per Share Adjustment Escrow Amount” shall mean the amount equal to the quotient obtained by dividing (A) the Adjustment Escrow Amount, by (B) the Outstanding Company Share Amount.

(xvi) The “Per Share Contingent Consideration” shall mean an amount equal to the quotient obtained by dividing (A) $3,000,000, by (B) the Fully Diluted Company Share Amount.

(xvii) The “Per Share First Target Additional Reserve Consideration” shall mean an amount equal to (A) the Adjusted Per Share Consideration, multiplied by (B) 0.20.

(xviii) The “Per Share First Target Reserve Consideration” shall mean an amount equal to (A) the Closing Per Share Consideration, multiplied by (B) 0.20.

(xix) The “Per Share Initial Consideration” shall mean an amount equal to (A) (I) the Closing Per Share Consideration, multiplied by (II) 0.6, less (B) the Per Share Initial Escrow Amount.

(xx) The “Per Share Initial Escrow Amount” shall mean an amount equal to the quotient obtained by dividing (A) the Initial Escrow Amount, by (B) the Outstanding Company Share Amount.

(xxi) The “Per Share Second Target Additional Reserve Consideration” shall mean an amount equal to (A) the Adjusted Per Share Consideration, multiplied by (B) 0.20.

(xxii) The “Per Share Second Target Reserve Consideration” shall mean an amount equal to (A) the Closing Per Share Consideration, multiplied by (B) 0.20.

(xxiii) The “Preliminary Merger Consideration” shall mean the consideration determined using the […***…] on the First Product Consideration Chart and the First Product Consideration Date, with a […***…].

(xxiv) The “Second Target Reserve Consideration Conditions” shall mean the occurrence of: (A) the First Product Milestone, (B) the achievement of the First Target Reserve Consideration Conditions, and (C) either (i) Parent terminates the Company’s development of the Second Product on or prior to the date that is the one (1)-year anniversary of the first achievement of the First Target Reserve Consideration Conditions (the “Second Product Deadline”), or (ii) the Company delivers to Parent the Second Product on or before the Second Product Deadline.

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(xxv) The “Total Merger Consideration” shall mean either:

(A) if the Merger is being effected pursuant to Section 1.1, (i) the Preliminary Merger Consideration, plus (ii) the Adjustment Amount, in the event the Final Merger Consideration is greater than the Preliminary Merger Consideration, and minus (iii) the Adjustment Amount, in the event the Final Merger Consideration is less than the Preliminary Merger Consideration; or

(B) if the Merger is being effected pursuant to Section 1.2 and the Test Module has not been delivered by the Company to Parent as of […***…]:

i) on or before […***…], that amount, as indicated on the First Product Consideration Chart, obtained by referencing the calendar quarter in which Parent, in its sole discretion, delivers the Notice of Exercise to the Company and (A) in the event Parent actually receives the First Product prior to the delivery of such Notice of Exercise, using the same method of price determination that would be used if the Milestone had been achieved prior to […***…], which determination shall be subject to the procedures set forth in Section 9.2 in the event of the Company’s disagreement with Parent’s determination, and (B) in the event Parent has not actually received the First Product prior to the delivery of such Notice of Exercise or the First Product does not meet the Veloce Minimum Requirements or a price cannot otherwise be determined, by using (i) the […***…], as indicated on the First Product Consideration Chart, and (ii) a […***…] in the First Product Consideration Chart; or

ii) after […***…], $5 million.

(C) if the Merger is being effected pursuant to Section 1.2 and the Test Module has been delivered by the Company to Parent as of […***…], $12 million.

(c) Form of Merger Consideration. In the event the Merger is consummated and any amounts become payable by Parent to the holders of the Company Common Stock pursuant to Section 1.8(a), Parent may, in its sole and absolute discretion (subject to the provisions of this Section 1.8(c)), elect to pay such consideration in the form of all cash, in the form of shares of Parent Common Stock or in any combination of cash and shares of Parent Common Stock. In the event Parent elects to pay all or any portion of any amounts payable under Section 1.8(a) in cash, then such amount, when paid, shall be paid by wire transfer in immediately available funds. In the event Parent elects to pay all or any portion of any amounts payable under Section 1.8(a) in the form of shares of Parent Common Stock, then the number of shares of Parent Common Stock to be issued as consideration therefore shall be determined by dividing (A) the total amount Parent elects to pay in shares of Parent Common Stock, by (B) the Applicable Parent Share Price. Such shares of Parent Common Stock will be evidenced by a Parent stock certificate and, when payable, delivered to the holder of Company Common Stock entitled thereto at the address provided to Parent by such holder. Upon making a determination to issue Parent Common Stock in the Merger, Parent shall reserve sufficient shares of Parent Common Stock for issuance pursuant to this Section 1.8(c).

(d) Notwithstanding anything herein to the contrary, in no event shall the total consideration paid or payable by Parent in connection with the Merger exceed the amount equal to (a) the maximum amount included on page E-4 of the First Product Consideration Chart, minus (b) the Excess Operations Payment, minus (c) the aggregate amount of all Transaction Expenses incurred by the Company but not paid as of the Closing Date that are not included in calculating Excess Liabilities, minus (D) the Excess Liabilities, plus (E) $3,060,000.

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(e) Commercially Viable […***…]. In the event that the First Product is determined to be commercially viable by Parent in its reasonable discretion (which determination shall be based on actual written notice to the Company or commencement of shipment of commercial volumes of the First Product), notwithstanding the failure to meet the “Veloce Minimum Requirements” (as set forth in the First Product Consideration Chart), then the Total Merger Consideration shall be determined by using (i) the […***…], as indicated on the First Product Consideration Chart, (ii) the First Product Consideration Date and (iii) a […***…] in the First Product Consideration Chart.

(f) Test Module Purchase. In the event the Company delivers Parent the Test Module at or prior to […***…], but the Company fails to meet the First Product Milestone by […***…], and Parent does not elect to exercise its Optional Closing Right, then Parent and the Company shall negotiate in good faith regarding the consideration to be paid by Parent to the Company for the Test Module, provided that such consideration shall have a value agreed upon by the parties of at least $12 million.

1.9 Company Options. Prior to the Effective Time, the board of directors of the Company shall approve all resolutions required in order to provide that, as of immediately prior to the Effective Time, (i) each then outstanding: (A) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (B) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; and (D) share of restricted stock of the Company (clauses (A) through (D) above, collectively “Company Options”), shall be accelerated in its and their entirety effective as of immediately prior to the Effective Time, and all forfeiture rights with respect thereto in favor of the Company shall lapse in their entirety as of such time, and (ii) that each Company Option that has not been exercised, or remains subject to a right of forfeiture in favor of the Company, in either case as of immediately prior to the Effective Time (but after giving effect to the acceleration provided under clause (i) hereof), shall terminate and be canceled and the holders thereof shall have no further rights with respect thereto.

1.10 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive any Closing Per Share Consideration as set forth in this Agreement, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding as of immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

1.11 Exchange of Certificates.

(a) As soon as practicable but in any event within seven (7) days after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Closing Per Share Consideration calculated in accordance with Section 1.8(a). Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall deliver to (i) the holder of such

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Company Stock Certificate, (A) that portion, if any, of the Closing Per Share Consideration that such holder has the right to receive at such time pursuant to Section 1.8(a) in cash, via wire transfer in immediately available funds, and (B) a certificate representing that number of shares of Parent Common Stock, if any, that such holder has the right to receive at such time pursuant to Section 1.8(a), less such holder’s Per Share Initial Escrow Amount, and (ii) deliver to the Escrow Agent (as defined herein) under the Escrow Agreement on behalf of such holder (A) that portion, if any, of such holder’s Per Share Initial Escrow Amount payable in cash, and (B) a certificate representing that number of shares of Parent Common Stock, if any, comprising such holder’s Per Share Initial Escrow Amount, provided that any certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be entitled to receive cash in an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Applicable Parent Share Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Applicable Parent Share Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.11(a) in lieu of issuing separate certificates representing any shares of Parent Common Stock comprising such holder’s Per Share Initial Escrow Amount. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.11, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Closing Per Share Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash or issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.11 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law and to collect Forms W-8 or W-9, as applicable, or similar information from the holders of Company Common Stock and any other recipients of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Any portion of the Adjusted Total Merger Consideration which remains undistributed to the holders of Company Common Stock for one hundred eighty (180) days after the Effective Time shall be retained by Parent, and any holder of Company Common Stock who has not previously complied with this Section 1.11 shall thereafter look only to Parent, as a general unsecured creditor, for payment of its claim for cash, shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Stock Certificate shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock and any cash payable to the holder of such Company Stock Certificate or any dividends or distributions payable to the holder of such Company Stock Certificate pursuant to this Section 1.11 would otherwise escheat to or become the property of any Governmental Body), any such shares of Parent Common Stock, or cash, dividends or distributions in respect of such Company Stock Certificate, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Company will calculate the proper amount of Taxes required to be withheld for each holder of Company Common Stock and/or required to be paid by the Surviving Corporation with respect to each distribution of the Closing Per Share Consideration, which such Taxes shall include, if applicable, full FICA, full FUTA, full Employment Insurance, federal income taxes and any applicable state and provincial income taxes. Such withholding information shall be certified by the Company and be provided to Parent at least five (5) Business Days prior to the Closing to facilitate the distributions by Parent to holders of Company Common Stock required by this Agreement and shall be subject to the review and reasonable approval of Parent in all respects. The Company shall provide Parent and its Representatives with reasonable access to all relevant information and documentation relating to the Tax withholding calculation and the preparation thereof, including, without limitation, access to supporting detail and schedules. Parent shall or shall cause the Surviving Corporation to remit such Tax withholdings on a timely basis to the relevant taxing authorities.

1.12 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of the capital stock of the Company held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive any Closing Per Share Consideration. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Closing Per Share Consideration, without interest, such holder would have otherwise been entitled to receive in accordance with Section 1.8 of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or any respective successor provision to such provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.13 Escrow of Consideration. Upon the Closing, Parent shall withhold an amount equal to the Initial Escrow Amount and deliver cash, shares of Parent Common Stock or a combination of cash and shares of Parent Common Stock (in the same proportion as Parent elects to pay pursuant to Section 1.8(c)) to La Salle Bank National Association, a national banking association, as escrow agent (or such other escrow agent agreed to in writing by Parent and the Stockholders’ Representative, the “Escrow Agent”), to be held by the Escrow Agent as collateral (such amount, along with any interest earned on any cash portion thereon, the “Escrow Fund”) and the sole and exclusive security to secure the rights of the Indemnified Parties under Section 8 hereof. The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit 1.13 (the “Escrow Agreement”). In the event the Final Merger Consideration is greater than the Preliminary Merger Consideration, the Adjustment Escrow Amount shall immediately be added to, and become a part of, the Escrow Fund and governed by the Escrow Agreement. Any shares of Parent Common Stock comprising the Escrow Fund will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent until 11:59 p.m. Pacific Time on the date that is the first-year anniversary of the Closing Date (the “Escrow Period”); provided, however, that in the event any Indemnified Party has made a claim under Section 8 prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue in respect of that portion of the Escrow Fund subject to the claim (and the Escrow Agent will continue to hold such portion of the Escrow Fund in escrow) until such claim is fully and finally resolved. Upon approval of this Agreement by the requisite majority of the Company’s stockholders, all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Indemnified Parties under Section 8 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Stockholders’ Representative as the representative under the Escrow Agreement of the Persons receiving consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

1.14 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company effective as of the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take any such action effective as of the Effective Time.

1.15 Treatment of the Merger. The Parties intend that the transactions contemplated by this Agreement be treated as a merger and neither Parent, the Surviving Corporation, nor any other party to this Agreement shall take a position on any Tax Returns or other statement or report to any Governmental Body or taxing authority inconsistent with such intention unless required to do so by applicable tax Laws.

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Company represents and warrants, as of the Agreement Date and as of the Closing Date, except for representations and warranties made as of a specific date, which shall remain true and correct as of such date, to and for the benefit of the Indemnified Parties, as follows:

2.1 Due Organization; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own, lease and operate its properties and assets; and (iii) perform its obligations under all Company Contracts (as defined herein) to which it is a party.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Veloce Technologies, Inc.”

(c) The Company is not and within the last two (2) years has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e) Part 2.1(e) of the Company Disclosure Schedule accurately sets forth the Company’s Subsidiaries. The Company does not own, nor has it ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the Company’s Certificate of Incorporation and Bylaws, including all amendments and restatements thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company’s stockholders, the Company’s board of directors and all committees of the Company’s board of directors (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company’s Certificate of Incorporation and Bylaws, including all amendments thereto. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Laws and prudent business practices. All the records of the Company are in the actual possession and direct control of the Company.

2.3 Authority; Binding Nature of Agreement. Subject only to the approval of this Agreement by the Company’s stockholders pursuant to the requirements of the Company’s Certificate of Incorporation and Bylaws and the DGCL, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been, and will be through the Effective Time, duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4 Non-Contravention; Consents. Neither (1) the execution, delivery or performance by the Company of this Agreement or any of the Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;

(b) contravene, conflict with or result in a violation of, in any material respect, or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement (other than the right to exercise appraisal rights under the DGCL) or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;

(d) contravene, conflict with or result in a violation or breach of, in any material respect, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance (other than with respect to the transactions contemplated under this Agreement and the Related Agreements) upon or with respect to any asset owned or used by the Company.

Except for the filing of the Certificate of Merger and the approval of this Agreement by the Company’s stockholders pursuant to the requirements of the Company’s Certificate of Incorporation and Bylaws and the DGCL, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

2.5 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) ten million (10,000,000) shares of Company Common Stock, of which eight million one hundred thousand (8,100,000) shares have been issued and are outstanding as of the Agreement Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All of the outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. Each of the Company’s stockholders is the record and beneficial owner of the shares of the Company Common Stock as set forth opposite such stockholder’s name on Part 2.5(a) of the Company Disclosure Schedule, and such shares are free and clear of all Encumbrances (other than those Encumbrances relating to applicable securities laws).

(b) The Company has reserved two million forty thousand (2,040,000) shares of Company Common Stock for issuance under the Company Stock Option Plan, of which there are no outstanding options to purchase shares of Company Common Stock as of the Agreement Date.

(i) Part 2.5(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested and whether issued pursuant to any Company Stock Option Plan or otherwise): (A) the name of the holder of such Company Option and the type of such Company Option; (B) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (C) the date on which such Company Option was granted and the expiration date of such Company Option; (D) the vesting schedule for such Company Option; (E) the exercise, or purchase, price per share of Company Common Stock purchasable under such Company Option; (F) whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger; and (G) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

(ii) The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company. The Closing Capitalization Certificate referred to in Section 4.8 is accurate and complete.

(c) From its inception through the Agreement Date, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. Part 2.5(c) of the Company Disclosure Schedule lists as of the Agreement Date all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the class of any such shares, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the Agreement Date, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(d) Other than the Securityholder Agreement, the Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(e) The Company is not now, nor has it ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

2.6 Company Financial Status. Part 2.6(a) of the Company Disclosure Schedule lists the amount of the Company’s cash on hand as of May 17, 2009, and a schedule of the Company’s Liabilities as of such date

2.7 Absence of Changes. Since the date of inception of the Company:

(a) no Company Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have such a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets (whether or not covered by insurance) of the Company;

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution or payment to any stockholder, officer or director or any Person with whom any such stockholder, officer or director has any direct or indirect relation, other than the payment of salaries and bonuses in the ordinary course of business, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any Employee (as defined herein) or consultant pursuant to stock option or purchase agreements;

(d) no party to any Company Contract has given notice to the Company of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(e) there has been no amendment to any of the Company Constituent Documents, except for the addition of resolutions and minutes of the Company’s board of directors and the Company’s stockholders in the ordinary course, accurate and complete copies of which have been delivered by the Company to Parent, and the Company has not effected or been a party to any Strategic Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity except for the operating Subsidiaries set forth on Schedule 2.1(e) of the Company Disclosure Schedule;

(g) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is a material Contract, (ii) entered into or permitted any of the assets owned or used by it to become bound by any Contract other than in the ordinary course of business, or (iii) amended or prematurely terminated, or waived any right or remedy under, any Company Contract;

(h) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except for sales of inventory in the ordinary course of business, or (iii) waived or relinquished any right, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(i) the Company has not (i) written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness, or (ii) increased any reserves for contingent Liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business)

(j) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(k) the Company has not lent money to any Person (other than pursuant to routine travel advances made to employees of the Company (each an “Employee”) in the ordinary course of business or in connection with such Employee’s purchase of Company Common Stock);

(l) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(m) there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(n) the Company has not threatened, commenced or settled any Legal Proceeding; and

(o) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(n)” above.

2.8 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including, without limitation: (i) all assets referred to in Sections 2.1, 2.9 and 2.10 of this Agreement (subject, in the case of the assets referred to in Section 2.10, to the qualifications set forth therein); and (ii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.8(a) of the Company Disclosure Schedule, all of such assets are owned by the Company free and clear of any Encumbrances, except for (A) any lien for current Taxes not yet due and payable, and (B) minor liens that have arisen in the Company’s ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b) Except for this Agreement, the Company does not have any Contract, absolute or contingent (i) to effect any Strategic Transaction; or (ii) to sell or otherwise transfer a material portion of the assets of the Company or any material asset of the Company, except in the Company’s ordinary course of business. All material tangible assets which are owned, leased or used by the Company are in good operating condition and repair, subject to normal wear and tear.

(c) All leases and licenses to the assets used by the Company are valid and enforceable in accordance with their terms against the parties thereto. Part 2.8(c) of the Company Disclosure Schedule identifies all material assets that are being leased or licensed to the Company.

2.9 Bank Accounts. Part 2.9 of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts

2.10 Intellectual Property.

(a) Part 2.10(a) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized Software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license; (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company’s products or services; and (C) is generally available on standard terms for less than $10,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether there are any royalties, license fees, or other fees payable by Company under such Contract or Contracts.

(b) Part 2.10(b) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

(c) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including, without limitation, each standard form of (i) employee agreement containing Intellectual Property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, and (ii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. The Company is not a party to any development agreement, except for the Development Agreement. Part 2.10(c) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(d) As of the date hereof, the Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.10(b) of the Company Disclosure Schedule) free and clear of any Encumbrances.

(e) Each Person who is or was an Employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. No current or former Company stockholder, officer, director, or Employee has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Company’s Knowledge, no Employee is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company, or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(f) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any Software ever owned, developed, used, or distributed by the Company has been disclosed or licensed to any escrow agent or other Person and there are no contracts in existence that would permit, facilitate or provide any such disclosure or license.

(g) The Company is not and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(h) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of any license agreement listed or required to be listed in Part 2.10(b) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) To the Company’s Knowledge, it has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated and does not currently infringe, misappropriate, or violate any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the best the Company’s Knowledge, threatened against the Company. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(k) The Company will comply with all Laws, rules, judgments and regulations relating to its performance under the Development Agreement.

(l) The Company will perform the Project in a professional and workmanlike manner and dedicate sufficient resources, including qualified personnel to perform the Project in a timely manner.

(m) Before being allowed to begin performing the Project, all individuals (including Employees and agents of the Company) who contribute to or participate in the conception, creation, or development of the Work Product (as defined in the Development Agreement) will have unconditionally and irrevocably assigned in writing all of their right, title and interest in and to the Work Product to the Company.

(n) As of the date hereof, the Company knows of no facts or circumstances that would impair, limit, or delay its performance of the Project in accordance with the Development Agreement.

(o) The Company has full right, power and authority to enter into the Development Agreement, to perform its obligations under the Development Agreement in accordance with the Development Agreement, and to assign the rights in the Work Product and grant the licenses granted to Parent under the Agreement.

(p) The Company will not grant, directly or indirectly, any right or interest in the Work Product to any other Person.

(q) The Company may not incorporate into the Work Product any Technology (as defined in the Development Agreement) (excluding for purposes hereof any Third-Party Technology (as defined below) for which the Company has obtained approval from Parent for inclusion in the Work Product) that misappropriates a third party trade secret, infringes a third party copyright, or that, to the

Company’s Knowledge, infringes a third party patent (including patents issuing from pending patent applications known to Company).

(r) Any Technology licensed or obtained by the Company from any third party or which the Company knows is owned by any third party or infringes any third party’s Intellectual Property Rights (including any pending patent applications) (collectively, “Third-Party Technology”) may not be used by the Company in the performance of the Project unless such Third-Party Technology has been specifically identified and its use approved by Parent in writing.

(s) For purposes of this Section 2.10 only, “Company Knowledge” means any of the following individuals is actually aware of such fact or other matter: any of the Company’s officers, directors, management or key technologists (or former officers, directors, management or key technologists of the Company who served in such capacity within ninety (90) days of the applicable measurement date); provided that for purposes of this Section 2.10, a Person shall be deemed to have “Knowledge” of the contents of any patent or patent application which lists such Person as an inventor.

2.11 Anti-Takeover Law. The Company (including the board of directors of the Company) has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (a) any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Related Agreements, (b) any takeover provision in the Company Constituent Documents, and (c) any takeover provision in any Contract to which the Company is a party or by which it or its properties may be bound.

2.12 Contracts.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (the “Company Contracts”) currently in force to which the Company is a party or under which the Company has continuing liabilities and/or obligations:

(i) each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor;

(ii) each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property;

(iii) all Contracts that: (A) limit, or purport to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (B) would by their terms purport to be binding upon or impose any obligation upon Parent or any of its Affiliates (other than the Surviving Corporation or its Subsidiaries); (C) contain any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties; or (D) provide for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict Parent or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development;

(iv) each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship on behalf of the Company;

(v) each Contract relating to the acquisition, issuance or transfer of any securities;

(vi) bonds, debentures, notes, guarantees, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(vii) each Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(viii) each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix) each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x) each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xi) each Contract providing for “earn outs,” “performance guarantees” or other similar contingent payments, by or to the Company involving more than $100,000 over the term of any such Contract;

(xii) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $100,000 (unless otherwise approved in accordance with the procedures under Section 4.2(b)(vi));

(xiii) Contracts granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xiv) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xv) any Tax-sharing Contract;

(xvi) each Contract that was entered into outside the ordinary course of business; and

(xvii) any other Contract that (A) contemplates or involves (1) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (2) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $250,000 in the aggregate, (B) has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company, or (C) is material to the Company, individually or in the aggregate.

(b) The Company has delivered to Parent accurate and complete copies of all written Company Contracts. Part 2.12(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. No Consent is required to be obtained from any third party under any Company Contract in connection with the Merger. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Surviving Corporation, Parent or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract. The consummation of the transactions described herein will not affect any of the Company Contracts in a manner that could reasonably be expected to result in a Material Adverse Effect on the Company.

(c) There is no term, obligation, understanding or agreement that would modify any term of a written Company Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(d) The Company has not violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract.

(e) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(f) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

(g) The Company has not waived any of its rights under any Company Contract.

(h) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(i) Part 2.12(i) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

2.13 Liabilities. As of the Closing Date, the Company has no Liabilities, except for: (a) Liabilities identified as such in the “liabilities” column of the balance sheet most recently delivered by the Company to Parent prior to the Closing Date; (b) accounts payable or accrued compensation that have been incurred by the Company since the date of such balance sheet in the ordinary course of business; and (c) Liabilities under the Company Contracts, none of which, individually, exceeds $50,000.

2.14 Compliance with Laws. The Company is, and has at all times been, in compliance in all material respects with all Laws that are applicable to it or to the conduct of its business or the ownership or use of any of its assets. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Laws. The Company has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Laws; or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered or made available to Parent an accurate and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws.

2.15 Governmental Authorizations.

(a) Part 2.15 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used. The Company is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations held by the Company. Since the date of the Company’s inception, the Company has not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) (i) The Company and, to the Company’s Knowledge, its Employees are, and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Company Disclosure Schedule; (iii) the Company has never received, and, to the Knowledge of the Company, no Employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.15 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.16 Tax Matters.

(a) All Tax Returns due to have been filed by the Company through the Agreement Date in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

(b) All Taxes for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as Liabilities for Taxes on the books and records of the Company.

(c) The amounts accrued as Liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income)

on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d) No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or stockholder thereof or other third party.

(f) There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(g) There are no Encumbrances for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Encumbrance that is pending or, to the Knowledge of the Company, threatened.

(h) The Company is not a party to or bound by any Tax allocation or sharing agreement.

(i) The Company has never been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(j) The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(k) None of the Tax Returns described in Subsection (a) of this Section 2.16 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(l) The Company has not made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law). The Company is not a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code. Notwithstanding any disclosure in the Company Disclosure Schedule, the Company has not made any distribution of stock of any “controlled corporation” as that term is defined in Section 355(a)(1) of the Code, the Company does not have any Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

(m) The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(n) The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.17 Company Benefit Plans.

(a) Part 2.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan. Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b) With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Part 2.17(a) of the Company Disclosure Schedule, the Company has heretofore delivered to Parent true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the IRS with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three (3) most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by Parent.

(c) To the Company’s Knowledge, the Company records accurately reflect the employment or service histories of its Employees, independent contractors, contingent workers and leased employees.

(d) With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Surviving Corporation, its Subsidiaries or Parent to any material liability and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Surviving Corporation, its Subsidiaries or Parent to any liability. The Company has not incurred any excise Taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Surviving Corporation, its Subsidiaries or Parent to any such Taxes. The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code. No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e) Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Benefit Laws. The Company has performed and complied in all material respects with all of its obligations under or with respect to the Company Benefit Plans. The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any Liability, Tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice). There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f) No fact or circumstance exists that reasonably could be expected to adversely affect the Tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be Tax-exempt. Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that reasonably could be expected to adversely affect the qualified status of any such plan.

(g) There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company’s financial statements delivered to Parent.

(i) With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company’s financial statements delivered to Parent. Except as set forth on Part 2.17(i) of the Company Disclosure Schedule, no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an Employee’s termination of employment, and the Company does not have any liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Company’s financial statements delivered to Parent, or (D) benefits the full cost of which is borne by the current or former Employee (or the employee’s beneficiary).

(j) The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company; (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company; (iii) the funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k) The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws. Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Surviving Corporation, its Subsidiaries or Parent.

(l) Part 2.17(l) of the Company Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”). With respect to each NQDC Plan, it either (A) has been operated in compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

2.18 Employee Matters.

(a) Part 2.18(a)(1) of the Company Disclosure Schedule contains a list of all Employees as of the date hereof and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All of the Employees are “at will” employees. Part 2.18(a)(2) of the Company Disclosure Schedule lists all Employees who are not citizens of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b) Part 2.18(b) of the Company Disclosure Schedule identifies each Employee who, as is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c) Part 2.18(c) of the Company Disclosure Schedule contains a list of all independent contractors used by the Company as of the Agreement Date, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor from January 1, 2009 through April 30, 2009, work location and address. Each independent contractor listed on Part 2.18(c) has the requisite Governmental Authorizations required to provide the services such independent contractor provides to the Company.

(d) The Company is, and has at all times been, in compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.

(e) Except as otherwise provided in this Agreement, the Company has not made any written or verbal commitments to any officer, Employee, former Employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby or otherwise.

(f) There are no employment related claims or charges, including federal or state or other claims based on sex, sexual or other harassment, age, disability, race or other discrimination or retaliation or common law claims, including claims of wrongful termination, by any current or former Employee; and no charges of discrimination in employment or employment practices, for any reason, are pending against the Company before the United States Equal Employment Opportunity Commission, or any other Governmental Body; and, to the Knowledge of the Company, no such claims or charges are threatened.

(g) As of the Effective Time, any bonus owed to any Employee or former Employee pursuant to any bonus arrangement, including, without limitation, any bonus payable as a result of the Merger and any Taxes related thereto, shall have been paid without Liability or obligation to the Company, the Surviving Corporation, Parent or any of its Affiliates after the Effective Time.

2.19 Insurance. Part 2.19 of the Company Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its respective Employees, officers and directors, and the Company has delivered to Parent accurate and complete copies of the insurance policies and fidelity bonds identified on Part 2.19 of the Company Disclosure Schedule. The Company maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Company has not received notice of termination or cancellation of any such policy. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any material obligation for retrospective premiums for any period prior to the Effective Time. All such policies are in full force and effect and will remain in full force and effect up to and including the Effective Time, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put the Company on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that: (i) involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the

Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company that has not been fully adjudicated or settled prior to the Agreement Date. The Company has delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. To the Knowledge of the Company, there is no proposed order, writ, injunction, judgment or decree that, if issued or otherwise put into effect (i) could have an adverse effect on the Company’s business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Company or any of its stockholders to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements; or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated under this Agreement.

2.21 Finder’s Fee. No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or officer, member, director or employee of the Company, or any Affiliate of the Company.

2.22 Company Action.

(a) The board of directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) determined that the consideration to be paid for each outstanding share of Company Common Stock in the Merger is fair to and in the best interests of the Company and its stockholders, (iii) unanimously recommended that the stockholders of the Company adopt and approve this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby; and (iii) directed that this Agreement be submitted for a vote by written consent of the stockholders.

(b) The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary under all applicable Laws, the Company Constituent Documents and Company Contracts to approve or adopt this Agreement and the Escrow Agreement and otherwise approve the Merger or any transaction contemplated by this Agreement.

2.23 Full Disclosure.

(a) Neither this Agreement nor the Company Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

(b) The information supplied by the Company for inclusion in the Information Statement (as defined below), will not, as of the date of the Information Statement or as of the effective date of the Stockholder Written Consent, (i) contain any statement that is inaccurate or misleading, in light of the circumstances under which they were made, with respect to any material facts; or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which they were made, not false or misleading.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, as of the Agreement Date and as of the Closing Date:

3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to perform their obligations under this Agreement and under each Related Agreement to which either of them is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party have been duly authorized by all necessary action, including all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and each Related Agreement to which either of them is a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict; Consents. The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (a) are not prohibited by, and will not violate or conflict with, any provision of the formation documents of Parent or Merger Sub; and (b) are not prohibited by, and will not violate any Laws applicable to Parent, except for any anti-trust laws or comparable Laws related to concentration of business activities, competition or similar matters. Except for the filing of the Certificate of Merger, no filing with, notice to or Consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any Related Agreement by Parent or Merger Sub; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any Related Agreement.

3.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement. Merger Sub is a wholly-owned Subsidiary of the Parent.

SECTION 4.

CERTAIN COVENANTS AND AGREEMENTS

4.1 Access and Investigation. During the period from the Agreement Date through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), the Company shall, and shall cause its Affiliates and Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and (b) provide Parent and Parent’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) use its reasonable best efforts to ensure that the Company conducts its business and operations (A) in the ordinary course and (B) in compliance with all applicable Laws and the requirements of all Company Contracts (including the Development Agreement) and Governmental Authorizations held by the Company; (ii) use its reasonable best efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and Employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees and other Persons having business relationships with the Company; (iii) provide all notices, assurances and support required by any Company IP Contract in order to ensure that no condition under such Contract occurs which would reasonably be expected to result in any transfer or disclosure by the Company of any Intellectual Property Right other than in connection with the Development Agreement; and (iv) use its reasonable best efforts to keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of the Company. Neither the Company nor any Representative of the Company shall make any communication to Employees regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan or any other Employee Benefit Plan maintained or to be maintained by Parent or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written approval of Parent.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent) except as expressly set forth on the Company Disclosure Schedule as of the Agreement Date:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any Employee or consultant pursuant to stock option or purchase agreements;

(ii) amend or permit the adoption of any amendment to the Company’s Certificate of Incorporation or Bylaws, or effect, become a party to or authorize any Strategic Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) except as required by applicable Laws, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the Employees;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (a) outside the ordinary course of business, (b) that is between $250,000 and $500,000 unless the Company gives prior written notice thereof to Parent or (c) in an amount exceeding $500,000 in a particular instance (together with any related capital expenditure) unless such capital expenditure was contained in a capital expenditures budget created by the Company approved by Parent in writing prior to making such capital expenditure;

(vii) guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(viii) grant, create, incur or suffer to exist any Encumbrance on the assets of the Company that did not exist on the date hereof or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than to an operating Subsidiary of the Company);

(x) except as required by GAAP or applicable Laws, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xi) make any material Tax election;

(xii) transfer any assets or Liabilities between the Company and any of its Affiliates (other than an operating Subsidiary of the Company);

(xiii) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xii)” of this Section 4.2(b).

4.3 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has Knowledge of:

(i) any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date

(iii) any breach of any covenant or obligation of the Company;

(iv) any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 5 or Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; or

(v) (A) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

Notification given to Parent pursuant to this Section 4.3 shall not limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company, or any of the rights of Parent, contained in this Agreement.

4.4 Update to Disclosure Schedule.

(a) As promptly as practicable following each fiscal quarter prior to the Closing Date, the Company shall deliver to Parent an updated Company Disclosure Schedule specifying any change to the Company Disclosure Schedule resulting from (i) any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3, (ii) any event, condition, fact or circumstance that would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance. To the extent requested by Parent, the Company and the securityholders of the Company shall cooperate in providing to Parent all information reasonably requested by Parent so that it can adequately evaluate the disclosures contained on any updated Company Disclosure Schedule delivered to Parent pursuant to this Section 4.4(a).

(b) The Company shall, within ten (10) Business Days of receiving a Notice of Exercise from Parent, prepare and deliver to Parent an updated Company Disclosure Schedule prepared in accordance with Section 4.4(a). To the extent reasonably requested by Parent, the Company and the securityholders of the Company shall cooperate in providing to Parent all information reasonably requested by Parent so that it can adequately evaluate the disclosures contained on the updated Company Disclosure Schedule delivered to Parent pursuant to this Section 4.4(b).

(c) It is expressly understood that the delivery of any notice pursuant to Section 4.3 or of any updated version of the Company Disclosure Schedule pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to Parent, and such notice or updated version of the Company Disclosure Schedule shall not be considered for purposes of determining whether the condition set forth in Section 5.1 has been satisfied or in determining whether any representation or warranty has been breached or is inaccurate for purposes of Section 8.2(a)(i) unless consented to in writing by Parent, which consent may be withheld by Parent in its sole and absolute discretion, and such determinations shall be made based solely on the Company Disclosure Schedule delivered to Parent on the Agreement Date.

4.5 No Negotiation.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to Section 7, the Company shall not directly or indirectly, and shall not authorize or permit any Affiliate,

Subsidiary or Representative of the Company or any Representative of any such Affiliate, Subsidiary or Representative, directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, initiation, submission or announcement of any expression of interest or inquiry or the making of any proposal or offer from any Person (other than Parent) relating to a possible Strategic Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or expression of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Proposal or an Acquisition Proposal, or (iv) entertain, consider or accept any Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.5 by the Company.

(b) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt by the Company, or by any Affiliate, Subsidiary or Representative of the Company or any Representative of any such Affiliate, Subsidiary or Representative, of any Acquisition Proposal or any inquiry or expression of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or expression of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, expression of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Company shall immediately cease, and shall cause each of its Affiliates, Subsidiaries and Representatives and the Representatives of any such Affiliate, Subsidiary or Representative to cease, and cause to be terminated any existing discussions with any Person (other than Parent) that relate to any Acquisition Proposal.

4.6 Financials. The Company shall use its best efforts to deliver to Parent periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of the Company for the calendar month then ended, in each case within seven (7) days following the end of such calendar month; provided that such reports and statements shall be delivered to Parent by no later than fourteen (14) days following the end of such calendar month. The Company covenants that such interim statements (i) shall present fairly the financial condition of the Company as of their respective dates and the related results of its operations for the respective calendar month then ended and (ii) shall be prepared on a basis consistent with prior interim periods. Upon sixty (60) days’ advance written notice by Parent to the Company, the Company shall provide Parent with Unaudited Financial Statements for the latest fiscal quarter completed by the Company prior to the delivery of such notice, and for each fiscal quarter thereafter, provided that in either event if such fiscal quarter is the fourth quarter of a fiscal year of the Company (each, a “Fourth Fiscal Quarter”), then in lieu of providing Unaudited Financial Statements for such Fourth Fiscal Quarter, the Company shall provide Parent with Audited Financial Statements for the full fiscal year of which such Fourth Fiscal Quarter is a part. For purposes of this Section 4.6, (a) “Audited Financial Statements” shall include a balance sheet and the related statements of operation, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included under rules and regulations of the SEC, prepared in accordance with GAAP, and in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act, and (b) “Unaudited Financial Statements” shall include a balance sheet and the related statements of operation, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included under rules and regulations of the SEC, prepared in accordance with GAAP, and in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act. Parent shall have the right to select the Company’s independent auditors and shall pay the fees and expenses of the auditors of the Audited Financial Statements.

4.7 Employee Matters.

(a) No later than the day prior to the Closing, if and as requested by Parent, the Company shall terminate, or cause to be terminated, certain or all of the Company Benefit Plans and shall ensure that no current or former Employee has any rights under such Company Benefit Plans and that any Liabilities of the Company under such Company Benefit Plans (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, the Surviving Corporation, Parent or its Affiliates.

(b) Without the prior written consent of Parent, the Company shall not (i) adopt or amend any form of equity incentive or related plan, or any form of award or grant agreement used thereunder, pursuant to which any Person is eligible to receive equity of the Company, or (ii) enter into an employment or related agreement with any Person which provides for the grant of any equity award to such Person pursuant to any Company equity plan or agreement, the forms of which have not been approved by Parent in writing.

(c) Parent shall take such actions as are necessary to provide each Employee of the Company and its Subsidiaries with credit for service for the Company for purposes of vesting, eligibility, and participation and level of benefits (but not benefit accruals under any defined benefit plan) under any benefit plan or arrangement of Parent or an Affiliate thereof in which such Employee of the Company or a Subsidiary thereof participates on or after the Closing in the same manner as if such service had been service for the Parent or its Affiliate; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service; and provided further that Parent shall have no obligation to hire or employ any Employee of the Company.

(d) Subject to the requirements of applicable Law, Parent shall take such actions as are necessary to cause the group health plan(s) maintained by Parent or any of its Affiliates, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan(s) is made available to employees of the Company and its Subsidiaries, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of the Company and its Subsidiaries and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or its affiliates prior to the Closing) and (ii) provide employees of the Company and its Subsidiaries with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and co-payments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by the Parent or any of its Affiliates; provided that Parent shall have no obligation to hire or employ any Employee of the Company.

(e) Parent shall take such commercially reasonable efforts as are necessary to cause a retirement plan maintained by it or one of its Affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions, by the employees of the Company and its Subsidiaries who continue employment following the Closing, of account balances maintained by them under an employee plan that is intended to be a tax qualified plan under Section 401(a) of the Code, including promissory notes evidencing outstanding plan loans (if any), all to the extent that the Parent reasonably determines that doing so will not result in a risk of plan disqualification or other potential liability to Parent or its Affiliates.

4.8 Calculation of Consideration. Prior to the Effective Time, the Company shall provide to Parent for review (a) an update to Section 2.5 of this Agreement reflecting the capitalization of the Company as of immediately prior to the Effective Time, (b) a detailed list setting forth (i) the name of each holder of Company Common Stock, vested Company Options and unvested Company Options, as well as the number of shares of Company Common Stock subject thereto as of immediately prior to the Effective Time and the respective exercise price of each Company Option, and (ii) the amount of the Closing Per Share Consideration to which each holder of Company Common Stock is entitled to pursuant to this Agreement (the “Closing Capitalization Certificate”).

4.9 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent will use reasonable efforts to consult with the Stockholders’ Representative prior to issuing any press release or making any public statement regarding the transactions contemplated by this Agreement; provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure that Parent deems necessary or appropriate under applicable Law; provided, further, without the prior written consent of Parent, the Company shall not at any time disclose to any Person who is not a party to a written non-disclosure agreement with the Company the form of which has been provided to, and approved in writing by, Parent the fact that this Agreement has been entered into or any of the terms of this Agreement other than to (i) such parties’ advisors who the Company reasonably determines needs to know such information for the purpose of advising the Company, and (ii) any Person receiving (or being considered to receive) any shares of Company Common Stock and/or a Company Option during the Pre-Closing Period, it being understood that such advisors and/or Persons receiving Company Common Stock and/or Company Options will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

4.10 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected in accordance with either (a) Section 1.1 or (b) Section 1.2 and Section 1.3, but in any event on or prior to the Final Termination Date (as defined herein), in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that Parent shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Company or the transactions contemplated by this Agreement or any Related Agreement). The Company shall furnish to Parent all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d) The Company shall give all notices to third parties and use its best efforts (in consultation with Parent) to obtain all third-party Consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, whether prior to, on or following the Closing Date, or (iii) required to prevent a Company Material Adverse Effect.

4.11 Antitrust Approvals.

(a) Without limiting the generality of Section 4.10, the Company and Parent shall, promptly after it is determined by the parties that such notifications are required, prepare and file the notifications, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the transactions contemplated hereunder. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (b) keep the other party informed as to the status of any Legal Proceeding, and (c) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated hereunder. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any Law, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose, or cause any of its Subsidiaries to, dispose of any assets; (ii) to discontinue, or cause any of its Subsidiaries to discontinue, offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, Software or other Intellectual Property; (iv) to hold separate, or cause any of its Subsidiaries to hold separate, any assets or operations (either before or after the Closing Date); or (v) to make, or cause any of its Subsidiaries to make, any commitment (to any Governmental Body or otherwise) regarding its future operations.

4.12 Information Statement. Within fifteen (15) calendar days of the Closing Date, the Company shall prepare and distribute to those holders of Company securities who, as of the Closing Date, have not executed the Stockholder Written Consent, a solicitation statement that will also include an information statement (the “Information Statement”), in compliance with all applicable Laws and the Company Constituent Documents and in a form reasonably satisfactory to Parent, for the purpose of seeking such securityholders’ consent to this Agreement and the Escrow Agreement and to the transactions contemplated hereby. The Company shall use its best efforts to obtain the written consents of such securityholders to this Agreement and the Escrow Agreement and to the transactions contemplated hereby by no later than twenty (20) calendar days after the Closing Date.

4.13 Information Rights. During the Pre-Closing Period, the Company will furnish the following reports to Parent: (i) within five (5) days of the end of each fiscal quarter of the Company, a table reflecting the Company’s current capitalization as of the end of such fiscal quarter; and (ii) at least fifteen (15) days prior to the first day of each fiscal quarter of the Company, commencing with the calendar quarter ending September 30, 2010, a rolling quarterly operating plan for the Company’s next four (4) quarters, including a quarterly budget covering such four (4)-quarter period, in each case in a form mutually agreed upon by the Company and Parent and, prior to the calendar quarter ending September 30, 2010, any quarterly or other operating plan prepared by the Company.

4.14 Proprietary Information and Inventions Agreement. During the Pre-Closing Period, the Company shall ensure that each current Employee, consultant and independent contractor of the Company and any Person who becomes an Employee, consultant or independent contractor of the Company during the Pre-Closing Period who has not executed a proprietary information and inventions agreement with the Company prior to the Agreement Date (which such agreement is in effect as of the Agreement Date) executes a valid and enforceable Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit 4.14.

4.15 Sale of Shares. The parties hereto acknowledge and agree that the shares of Parent Common Stock, if any, issuable to the Company’s stockholders pursuant to Section 1.8 shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. The certificates for such shares of Parent Common Stock shall bear appropriate legends to identify such shares as being restricted under the Securities Act and, if applicable to comply with applicable state securities laws, to notice the restrictions on the transfer of such shares under such laws.

4.16 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common Stock pursuant hereto.

4.17 Charter Amendment. The Company shall use its best efforts to require, pursuant to the Company’s Certificate of Incorporation, that for such time as Parent shall be entitled to nominate an individual to the Company’s Board of Directors pursuant to the Securityholder Agreement (such Person, the “Parent Designee”), neither the Company’s Board of Directors nor any committee thereof shall consider, approve or disapprove of (i) the commencement of any Legal Proceeding by the Company (ii) the settlement of any Legal Proceeding by the Company if such settlement would impose any covenant on the Company, or (iii) the sale or transfer of any intellectual property of Company, in each case without the consent of the Parent Designee.

SECTION 5.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

5.1 Accuracy of Representations. Each of the representations and warranties made by the Company set forth on Schedule 5.1 attached hereto shall be true and correct in all respects as of the Agreement Date and as of the Closing, as if made on and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct in all respects as of such date, except where the failure to be true and correct in all respects has not resulted in a Company Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 5.1, all of the representations and warranties made by the Company set forth on Schedule 5.1 attached hereto that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining whether each such representation or warranty is or was true and correct in all respects.

5.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Company are required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

5.3 Stockholder Approval. This Agreement and the Escrow Agreement shall have been duly approved and adopted by the vote of the stockholders of the Company holding ninety percent (90%) of the issued and outstanding capital stock of the Company and such stockholders shall have signed a joinder agreement to the Securityholder Agreement agreeing to be bound by the terms and conditions thereof.

5.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement from any Governmental Body shall have been obtained and shall be in full force and effect.

5.5 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated.

5.6 No Derivative or Unvested Securities. There shall be no outstanding equity of the Company other than fully vested Company Common Stock.

5.7 Ancillary Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate, dated as of the Closing Date, signed on behalf of the Company, by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as officers of the Company and not in their personal capacity (without in any way limiting the rights of the Indemnified Parties relating thereto pursuant to Section 8) representing and warranting after reasonable investigation: (i) that the conditions set forth in Section 5.1 and Section 5.2 have been duly satisfied; and (ii) that each of the representations and warranties made by the Company in this Agreement (a) that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect,” or words of similar import or effect are true and correct in all respects as of the Agreement Date and as of the Closing, as if made on and as of that time, except for representations and warranties made as of a specific date, which are true and correct as of such date, and (b) that are not so qualified by materiality are true and correct in all material respects as of the Agreement Date and as of the Closing, as if made on and as of that time, except for representations and warranties made as of a specific date, which are true and correct in all material respects as of such date, except for each such representation and warranty listed in such certificate (the “Company Compliance Certificate”);

(b) written resignations of the directors of the Company other than the director designated by AMCC, effective as of the Effective Time;

(c) the Escrow Agreement, executed by the Stockholders’ Representative and the Escrow Agent;

(d) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as officers of the Company and not in their personal capacity (without in any way limiting the rights of the Indemnifies Parties relating thereto pursuant to Section 8) certifying, (i) the accuracy as of the Effective Time of the Closing Capitalization Certificate delivered pursuant to Section 4.8; (ii) the Transaction Expenses as of the Effective Time; and (iii) the Tax withholding information delivered pursuant to Section 1.11(f); and

(e) a certificate of good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business.

5.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the Merger that prevents or makes consummation of the Merger illegal.

5.9 No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

5.10 Termination of Company Benefit Plans. As requested by Parent pursuant to Section 4.7(a), the Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the board of directors of the Company authorizing the termination of each of the Company Benefit Plans, including the Company’s 401(k) Plan, (b) an amendment to the Company’s 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Company’s 401(k) Plan shall be maintained at the time of its termination and (c) evidence reasonably satisfactory to Parent to ensure that no Employee or former Employee has any right under such plans and that all Liabilities of the Company under the Company Benefit Plans (including any Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no liability, to the Surviving Corporation.

5.11 Liabilities. As of immediately prior to the Closing, the Company’s aggregate Liabilities do not equal or exceed sixty percent (60%) of the Adjusted Total Merger Consideration that would otherwise be payable at the Closing.

5.12 Breaches of Representations and Warranties. Parent has not delivered a certificate signed by an authorized officer of Parent stating that Parent has determined, in its reasonable discretion, that the Company’s breaches of its representations, warranties and covenants set forth in this Agreement has resulted in, or could reasonably be expected to result in, Losses equal to or exceeding sixty percent (60%) of the Adjusted Total Merger Consideration that would otherwise be payable at the Closing, which certificate shall include detail Parent reasonably believes supports its determination.

SECTION 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Company), at or prior to the Closing, of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub in this Agreement (a) that are qualified as to “Material Adverse Effect,” “material,” “materiality” or any similar qualifying language shall be true and correct in all respects as of the Agreement Date and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct as of such date, and (b) that are not so qualified by materiality shall be true and correct in all material respects as of the Agreement Date and as of the Closing, as if made anew at and as of that time, except for representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of such date.

6.2 Performance of Covenants. Each of the covenants and obligations set forth herein that Parent and Merger Sub are required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

6.3 Ancillary Agreements and Documents. The Company shall have received the following documents:

(a) a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied; and

(b) an Escrow Agreement in the form of Exhibit 1.13 executed by Parent and the Escrow Agent.

6.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.5 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

6.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated.

SECTION 7.

TERMINATION

7.1 Termination Events. This Agreement may be terminated prior to the Closing, notwithstanding approval of this Agreement by the Company’s stockholders in accordance with the terms hereof:

(a) by mutual written consent of Parent and the Company;

(b) by written notice from Parent to the Company, (i) if there has been a breach of any representation or warranty set forth in Schedule 5.1 attached hereto, except where such breach has not resulted in a Company Material Adverse Effect, or (ii) if there has been a breach of a covenant or agreement by the Company set forth in Section 4.2(b), Section 4.3, Section 4.5, Section 4.10 or Section 4.14, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 5 hereof and such breach shall be incapable of being cured, as reasonably determined by Parent, by the Final Termination Date; provided, however, there shall be no right to terminate if Parent is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement;

(c) written notice from the Company to Parent, if there has been a material breach of any representation, warranty, covenant or agreement by Parent which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6 hereof and such breach shall be incapable of being cured, as reasonably determined by the Company, by the Final Termination Date; provided, however, there shall be no right to terminate if the Company is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement;

(d) by either Parent or the Company, if there shall be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal, or if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(d) must have used all commercially reasonable efforts to remove any such Order prior to the Termination Date;

(e) by Parent, if this Agreement and the Merger shall not have been approved within twenty-four (24) hours from 11:59 p.m. Pacific Time on the Agreement Date by the vote of the stockholders of the Company holding ninety percent (90%) of the issued and outstanding shares of capital stock of the Company immediately prior to the Closing;

(f) by Parent or the Company, if at any time prior to the Closing the Development Agreement is terminated by either party thereto; or

(g) by written notice by the Company to Parent or Parent to the Company, as the case may be, in the event the Closing has not occurred on or prior to […***…] (the “Final Termination Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination.

41	*Confidential Treatment Requested

7.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 7.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

7.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or stockholders, except for obligations under Section 4.9 (Public Announcements), Section 9.4 (Fees and Expenses), Section 9.5 (Waiver), Section 9.6 (Amendment), Section 9.9 (Governing Law; Jurisdiction and Venue), Section 9.12 (Notices), Section 9.14 (Remedies Cumulative; Specific Performance), Section 9.15 (Severability) and this Section 7.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

SECTION 8.

INDEMNIFICATION

8.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or any other certificate, schedule or instrument delivered or executed in connection with the transactions contemplated hereby (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at 11:59 p.m. Pacific Time on the final day of the Escrow Period; provided, however, that (i) the representations and warranties of the Company set forth in Section 2.5 (Capitalization) (the “Company Special Representations”) shall survive until the two (2)-year anniversary of the Closing Date; and (ii) if, at any time prior to the expiration of the representations and warranties, any Indemnified Party delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period solely for the purpose of resolving such claim until such time as such claim is fully and finally resolved. The Company’s disclosure to Parent or Merger Sub of a breach of, or inaccuracy in, any of the representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or any other certificate, schedule or instrument delivered or executed in connection with the transactions contemplated hereby (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate), shall in no way limit the survival period of such representations and warranties set forth in the prior sentence of this Section 8.1(a).

(b) All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance; or (B) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. The Company’s disclosure to Parent or Merger Sub of a breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall in no way limit the survival period of such covenant, agreement or obligation set forth in the first sentence of this Section 8.1(b).

(c) All representations and warranties made by Parent and Merger Sub shall terminate and expire upon the Closing Date.

(d) The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties, other than to the extent set forth in the Company Disclosure Schedule. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and, unless otherwise provided in writing by the parties hereto, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses pursuant to this Section 8, or other remedy based on any inaccuracy in or breach of such representations, warranties, covenants, and obligations.

(e) For purposes of this Section 8, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement. Notwithstanding anything herein to the contrary, the representations and warranties of the Company contained in this Agreement shall, for the purposes of the indemnifying parties’ obligations pursuant to this Section 8, be deemed to be made as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the Company Compliance Certificate or any update to the Company Disclosure Schedule provided after the Agreement Date, but subject to the exceptions set forth in the Company Disclosure Schedule delivered on the Agreement Date.

8.2 Indemnification Obligations of the Stockholders.

(a) From and after the Closing, the Indemnified Parties shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any and all Losses which are directly or indirectly suffered or incurred by any Indemnified Party or to which any Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Company Compliance Certificate, the Company Disclosure Schedule, or any other document, certificate, schedule or instrument delivered or executed in connection herewith (in each case, without regard to the words “material”, “Material Adverse Effect” or similar materiality qualifiers contained therein), including, but not limited to any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Company Compliance Certificate, the Company Disclosure Schedule, or any other document, certificate, schedule or instrument delivered or executed in connection herewith (in each case, without regard to the words “material”, “Material Adverse Effect” or similar materiality qualifiers contained therein) that is disclosed to any Indemnified Party, orally or in writing, at any time at or prior to the Closing, unless otherwise consented to in writing by each of the Indemnified Parties, which consent may be withheld by any such Indemnified Party in its, his or her sole and absolute discretion;

(ii) any breach of any covenant, obligation, agreement or undertaking made by the Company in this Agreement or in any Related Agreement (including, but not limited to, the covenants set forth in Section 4), including, but not limited to any breach of any covenant, obligation, agreement or undertaking made by the Company in this Agreement or in any Related Agreement (including, but not limited to, the covenants set forth in Section 4) that is disclosed to any Indemnified Party, orally or in writing, at any time at or prior to the Closing, unless otherwise consented to in writing by each of the Indemnified Parties, which consent may be withheld by any such Indemnified Party in its, his or her sole and absolute discretion;

(iii) any demands by holders of the Company Common Stock under Section 262 of the DGCL (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the Closing Per Share Consideration payable to holders of the Company’s capital stock pursuant to Section 1 of this Agreement, as well as reasonable attorneys’ fees and expenses incurred in connection with such demands, to the extent payable by the Company);

(iv) the amount of any Transaction Expenses in excess of the amount certified by the Chief Financial Officer of the Company pursuant to Section 5.7(d); and

(v) any Legal Proceeding relating to any matter referred to in clauses “(i)” through “(iv)” above (including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 8).

Notwithstanding anything in this Agreement to the contrary, the Closing shall not be deemed to constitute a waiver of any rights under this Section 8.2(a) by, or on behalf of, any Indemnified Party, for any purpose, with respect to any Losses that arise from or as a result of, or are directly or indirectly connected with any matter set forth under clauses (i) through (v) of which such Indemnified Party had (or may have had) knowledge as of the Closing.

(b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy, breach or alleged breach. Notwithstanding anything in this Agreement to the contrary, the Closing shall not be deemed to constitute a waiver of any rights under this Section 8.2(b) by, or on behalf of, any Indemnified Party, for any purpose, with respect to any Losses subject to the foregoing sentence that arise from or as a result of, or are directly or indirectly connected with any matter of which Parent had (or may have had) knowledge as of the Closing.

(c) The Entitled Holders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any liability to which such holders may become subject under or in connection with this Agreement or the Escrow Agreement.

8.3 Offset Against Escrow Fund. In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Section 8, such Indemnified Party shall be entitled to recover such Losses by offsetting the amount of such Losses against (A) any Excess Cash and (B) the Escrow Fund by either (i) obtaining cash out of the Escrow Fund equal to the aggregate amount of the Losses, or (ii) canceling that number of shares of Parent Common Stock held in the Escrow Fund equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of the Losses, or (iii) a combination of (i) and (ii) (pro-rata to the ratio of the value of the cash and Parent Common Stock held in the Escrow Fund) equal to the aggregate amount of the Losses, and such recovery shall be made from the Escrow Fund on a basis proportional to the Escrow Fund contributed under the Escrow Agreement by or on behalf of each stockholder of the Company. For purposes of determining the value of the shares of Parent Common Stock to be used to reimburse any claim for Losses, the shares of Parent Common Stock shall be valued at the Applicable Parent Share Price.

8.4 Escrow Sole Remedy.

(a) Subject to Section 8.4(b), if the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters set forth in clauses (i)-(v) of Section 8.2(a), except in the case of fraud or willful breach or intentional misrepresentation by the Company. Nothing in this Agreement shall preclude Parent or the Company from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company or Parent contained in this Agreement.

(b) The limits set forth in Section 8.4(a) shall not apply to breaches of the Company Special Representations. In the case of breaches of the Company Special Representations, after the Indemnified Parties have exhausted all amounts in the Escrow Fund, the Indemnified Parties shall be permitted to seek recovery for Losses suffered by the Indemnified Parties directly from the Entitled Holders provided that each Entitled Holder shall be liable, on a several and not joint basis, solely for such Entitled Holder’s pro rata amount of any Losses resulting therefrom.

(c) In no event will an Entitled Holder be liable for any amount in respect of any Losses suffered by any of the Indemnified Parties pursuant to this Agreement in excess of the aggregate value of the consideration actually received by the Entitled Holder pursuant to this Agreement.

(d) Notwithstanding the foregoing, none of the limitations set forth in this Section 8.4 shall apply in the case of fraud or willful breach or intentional misrepresentation by the Company (or an Entitled Holder as applicable).

8.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnified Parties may be entitled to indemnification or any other remedy pursuant to this Section 8, Parent shall promptly give the Stockholders’ Representatives and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the Indemnified Parties’ rights to indemnification under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b) Within ten (10) days of delivery of written notice pursuant to Section 8.5(a), the Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Stockholders’ Representative makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnified Party shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Stockholders’ Representative of the progress of any such Claim, will permit the Stockholders’ Representatives, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(c) Notwithstanding the foregoing, if a Claim includes Losses equal to an amount in excess of the value of the Escrow Fund on the date of the Claim, or relates to Taxes, any Intellectual Property Rights or other Intellectual Property issues, or involves any action by any Governmental Body, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, subject to the information and consultation rights of the Stockholders’ Representative set forth in Section 8.5(b). In any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(d) The Stockholders’ Representative will not compromise or settle any such Claim without the written consent of Parent. Notwithstanding anything in this Agreement to the contrary, Parent may only withhold its consent to any settlement that does not include a full general release of all the claims against any Indemnified Party contemplated by the Claim from all parties to the Legal Proceeding or to a settlement that requires Parent or any of its Affiliates to perform any covenant, take any action or refrain from engaging in any activity or taking any action.

(e) If Parent proceeds with the defense of any such claim or Legal Proceeding and if Parent is entitled to recovery from the Escrow Fund with respect to such claim or Legal Proceedings, then all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Fund in the manner set forth in the Escrow Agreement.

8.6 Exercise of Remedies; Tax Treatment.

(a) No Indemnified Party (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) The parties shall report any indemnification payment made pursuant to this Section 8 as a purchase price adjustment unless otherwise required by applicable Laws.

SECTION 9.

MISCELLANEOUS PROVISIONS

9.1 Stockholders’ Representative.

(a) The stockholders of the Company, by approving and adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint the Stockholders’ Representative as their agent and attorney-in-fact for purposes of Section 8 and the Escrow Agreement, and consent to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to the Indemnified Parties of cash or shares of Parent Common Stock, as applicable, out of the Escrow Fund in satisfaction of claims by the Indemnified Parties. The Stockholders’ Representative hereby agrees to negotiate, enter into settlements and compromises of Claims, including third-party Claims, and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such Claims, resolve any Claim made pursuant to Section 8; and take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Jeffrey Harrell hereby accepts his appointment as the Stockholders’ Representative for purposes of Section 8 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 8 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Stockholders’ Representative, as fully binding upon such Company stockholder.

(b) If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the stockholders of the Company, then a majority-in-interest of the Entitled Holders (calculated based upon their respective contributions to the Initial Escrow Amount pursuant hereto) shall, within ten (10) days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the “Stockholders’ Representative” for purposes of Section 8, the Escrow Agreement and this Section 9.1.

(c) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the absence of gross negligence. The Entitled Holders on whose behalf cash and/or share of Parent Common Stock were contributed to the Escrow Fund shall severally indemnify Stockholders’ Representative and hold Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Stockholders’ Representative, as set forth in Section 9.1(e) below.

(d) The Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to anyone.

(e) The reasonable expenses incurred by the Stockholders’ Representatives while acting on behalf of the holders of Company Common Stock under the authorization granted in this Section 9.1 shall be borne by the Entitled Holders pro rata and shall be payable out of the Escrow Fund prior to any payment to the Entitled Holders, but in all cases, after payment of any and all amounts owing to Parent.

9.2 Resolution of Technical Disputes. In the event (a) that the Company believes that Parent’s determination of the “Performance Measurement Index,” as set forth in the First Product Consideration Chart, of the First Product was inaccurate, or (b) of any dispute or disagreement between Parent and the Company related to the technical aspects of any milestones or deliverables hereunder, including the measurement thereof, the Company (in the case of clause (a) or (b)), or the Parent (in the case of clause (b)), may request in writing a review of such matter; provided that, in the case of clause (a), the Company shall submit such request within fifteen (15) days of the receipt of Parent’s written determination of the Performance Index Multiplier for the First Product (the “Performance Review Request”). This review shall be conducted by an independent expert having a relevant technical background. The Company and Parent shall meet within five (5) days of the Performance Review Request and attempt to agree upon a technical expert. In the event that Parent and the Company cannot agree within ten (10) days of such meeting, each of Parent and the Company shall submit one (1) expert and such experts shall confer and select a third expert having a relevant technical background as soon as practicable (such person, whether agreed upon by the parties or selected through the process set forth in this sentence, shall be the “Performance Arbitrator”). The Performance Arbitrator will hear each party’s presentation within five (5) days of his or her selection. The Performance Arbitrator will rule within fifteen (15) days following the conclusion of such presentation by the parties. The Performance Arbitrator’s role shall be limited to determining (i) in the case of a matter subject to clause (a) of this Section 9.2, the performance of the First Product and/or the calculation of Performance Index Multiplier, as set forth in the First Product Consideration Chart, and (ii) in the case of a matter subject to clause (b) of this Section 9.2, such technical matter. The determination rendered by the Performance Arbitrator shall be final, binding and non-appealable. The costs of the performance review, including without limitation, fees of the Performance Arbitrator shall be borne equally by the parties.

9.3 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.4 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that any fees incurred by the parties in filing any required notification under the HSR Act shall be borne one-half ( 1/2) by the Company and one-half ( 1/2) by Parent.

9.5 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.6 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all the parties hereto.

9.7 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.8 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this

Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.9 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Santa Clara, State of California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, State of California (and each appellate court located in the State of California), in connection with any Legal Proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 9.12 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the County of Santa Clara, State of California, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of Santa Clara, State of California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.10 Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties (if any).

9.11 Parties in Interest. Except for the provisions of Section 1.8 and Section 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.12 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement or to the Stockholders’ Representative shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on confirmation by sender of receipt if sent by facsimile, or (c) on the first Business Day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

VELOCE TECHNOLOGIES, INC.

[...***...]

if to Stockholders’ Representative (on its own behalf and for the benefit of the stockholders of the

Company):

Jeffrey S. Harrell

[...***...]

if to Parent or Merger Sub:

APPLIED MICRO CIRCUITS CORPORATION

215 Moffett Park Drive

Sunnyvale, CA 94089

Attn: General Counsel

Phone: (408) 542-8600

Fax: (408) 542-8601

with a copy to (which copy shall not constitute notice to Parent or Merger Sub):

PAUL, HASTINGS, JANOFSKY & WALKER LLP

1117 S. California Avenue

Palo Alto, CA 94304-1106

Attn: Jeffrey T. Hartlin, Esq.

Fax: (650) 320-1904

9.13 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

50	*Confidential Treatment Requested

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

9.14 Remedies Cumulative; Specific Performance.

(a) The rights and remedies of the parties hereto shall be cumulative (and not alternative).

(b) The parties acknowledge and agree that Parent and Merger Sub would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Merger Sub may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(c) The parties acknowledge and agree that the Company would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Parent or Merger Sub could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Company may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.17 Schedules and Exhibits. The Schedules and Exhibits (including the Company Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

9.18 No Double Counting. For the avoidance of doubt, no calculations with respect to any amounts payable hereunder (including the determination of Total Merger Consideration and Losses) shall include the same amount where such inclusion would have the effect of double counting such amount.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PARENT:

APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation

By: /s/ Robert Gargus
Name: Robert Gargus
Title: Senior Vice President & CFO

MERGER SUB:

ESPRESSO ACQUISITION CORPORATION, a Delaware corporation

By: /s/ Robert Gargus
Name: Robert Gargus
Title: President

COMPANY:

VELOCE TECHNOLOGIES, INC., a Delaware corporation

By: /s/ Jeffrey Harrell
Name: Jeffrey Harrell
Title: President & COO

STOCKHOLDERS’ REPRESENTATIVE:

JEFFREY HARRELL

By: /s/ Jeffrey Harrell
Name: Jeffrey Harrell

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means this Agreement and Plan of Merger, as amended from time to time.

“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“[…***…]” means the […***…] to determine the Final Merger Consideration at […***…].

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule (dated as of the Agreement Date) delivered to Parent on behalf of the Company on the Agreement Date.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or solely or exclusively licensed to the Company and shall exclude any Intellectual Property Rights and Intellectual Property assigned under the Development Agreement.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other states of facts, changes, events, effects, occurrences or circumstances) has, has had or could reasonably be expected to have or give rise to a material adverse effect on: (I) (a) the business, financial condition, capitalization, assets, liabilities or operations of the Company, or (b) the ability of the Company to consummate the

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transactions contemplated by this Agreement or to perform any of its obligations under the Development Agreement prior to the Termination Date; provided however that Company Material Adverse Effect shall not include any state of facts, change, event, effect, occurrence or circumstance that results from or arises solely in connection with (i) any actions taken in full compliance with the written direction or written request of Parent to the Company or (ii) changes in or generally affecting the industry in which the Company participates or from generally prevailing conditions in United States or global economies (provided that such changes do not disproportionately affect the Company); or (II) Parent’s ability to utilize the Work Product.

“Company Stock Option Plan” means the Company’s 2009 Stock Incentive Plan, dated March 20, 2009.

“Company Warrant” means any warrant to purchase shares of Company Common Stock issued and outstanding under any applicable Contract.

“Completed First Module Documentation” means the documentation that includes, at a minimum, […***…].

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Designated Liabilities” shall mean Liabilities of the Company determined in accordance with GAAP excluding amounts payable under the Note.

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any such Persons (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, license, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any

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security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entitled Holders” shall mean (a) a holder of Company Common Stock as of immediately prior to the Effective Time, or (b) a holder of vested Company Options as of immediately prior to the Effective Time.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

The “Excess Cash” shall mean (i) $0.00, in the event the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing is equal to or less than the absolute value of the aggregate amount of any Designated Liabilities as of immediately prior to the Closing, plus any Transaction Expenses, and (ii) in the event the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing is greater than the absolute value of the aggregate amount of any Designated Liabilities as of immediately prior to the Closing, plus any Transaction Expenses, the aggregate amount of cash and cash equivalents that the Company has on hand as of immediately prior to the Closing minus the absolute value of the aggregate amount of any Designated Liabilities, plus any Transaction Expenses as of immediately prior to the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Module […***…]” means the delivery by the Company of a […***…].

“First Product” means an […***…] designed by Parent.

“First Product Consideration Chart” means the table attached as Exhibit E hereto.

“First Product Consideration Date” means the earliest to occur of the (i) (A) the date of the First Module […***…], plus (B) ninety (90) days, plus (C) the number of additional days beyond ninety (90) days after the date of the First Module […***…] resulting from a delay caused by the Company; provided

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that, the First Product Milestone has been achieved, and (ii) the date of the First Product Milestone. Notwithstanding the foregoing, in the event the […***…] does not yield a valid price on the First Product Consideration Chart at the time of measurement pursuant to the foregoing sentence, the First Product Consideration Date shall be extended by the number of days equal to the number of days between such […***…] and the time such […***…] yields a valid price on the First Product Consideration Chart.

“First Product Milestone” means the actual receipt by Parent, pursuant to the Development Agreement, of a functional First Product that meets the First Product Performance Specifications, provided that such First Product is received on or before […***…].

“First Product Performance Specifications” means the “Veloce Minimum Requirements,” as set forth in the First Product Consideration Chart.

“FMLA” means the United States Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Indemnified Parties” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature;

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and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) such individual could reasonably be expected to have knowledge of such fact or matter given the individual’s title, position and day-to-day responsibilities with the Company. The Company shall be deemed to have “knowledge” of a particular fact or other matter if any officer, director of the Company or management Employee, as applicable, (i) is actually aware of such fact or other matter, or (ii) could reasonably be expected to have knowledge of such fact or matter given the individual’s title, position and day-to-day responsibilities with the Company or a Subsidiary of the Company.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim or otherwise.

“Note” means that certain Unsecured Promissory Note, dated May 13, 2009, issued by the Company to Parent, in the initial aggregate principal amount of $1,500,000, as may be amended or restated from time to time.

“Order” means any decree, permanent injunction, order or similar action.

“Parent Common Stock” means the common stock, $0.01 par value per share, of the Parent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“[…***…] Module” has the meaning set forth on page E-7 of the First Product Consideration Chart.

“Project” means the development of a […***…] as described in Section 2.1 of the Development Agreement.

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“Related Agreement” means (i) the Development Agreement, (ii) the Securityholder Agreement, (iii) the Escrow Agreement, and (iv) any other certificate, agreement, document or other instrument to be executed and delivered by the Company, Merger Sub or Parent, as applicable, in connection with the transactions contemplated hereby.

“Related Party” means: (i) each individual who is, or who has at any time been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Product” means a […***…], which is a part of the First Product that meets the First Product Milestone, and which includes […***…].

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Strategic Transaction” means any transaction, series of transactions or agreement(s) involving:

(i) the design, development or manufacture by the Company for any Person (other than Parent) of any […***…];

(ii) the sale, license, disposition or acquisition of (A) any of the Company’s Intellectual Property or Intellectual Property Rights, (B) any Intellectual Property or Intellectual Property Rights of any Subsidiary of the Company (other than with respect to the Development Agreement); or

(iii) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer, reorganization or other similar transaction involving the Company or any direct or indirect Subsidiary of the Company.

“Subsidiary” any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

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“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with Section 7.

“Test Module” means a […***…] that contains the following […***…] on the Second Product; and (d) other Second Product structures to be determined by Parent and the Company by […***…].

“Test Module Deliverables” means the (i) Test Module and (ii) Completed First Module Documentation.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees, accounting fees and filing fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by or for the benefit of the Company in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

******

Omitted Schedules:
Exhibit B	-	Development Agreement
Exhibit C	-	Securityholder Agreement
Exhibit D	-	Stockholder Written Consent
Exhibit E	-	First Product Consideration Chart
Exhibit 1.6	-	Form of Certificate of Merger
Exhibit 1.13	-	Form of Escrow Agreement
Exhibit 4.14	-	Form of Proprietary Information and Inventions Agreement
Schedule 5.1	-	Certain Representations and Warranties

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